                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                        Six Months Ended      Three Months Ended
                                       June 30    June 30     June 30    June 30
                                        2005       2004         2005       2004
                                      --------   --------    --------    --------
                                      (Thousands of Dollars, except ratio amounts)
Income before income taxes            $192,563   $ 86,792    $101,614    $ 40,872
Share of undistributed losses from
  50%-or-less-owned affiliates,
  excluding affiliates with
  guaranteed debt                        2,334      3,744       1,199       1,963
Amortization of capitalized interest       644        673         322         336
Interest expense                        26,534     23,310      13,860      11,919
Interest portion of rental expense       1,391        451         722         226
                                      --------   --------    --------    --------
Earnings                              $223,466   $114,970    $117,717    $ 55,316
                                      ========   ========    ========    ========
Interest                              $ 26,776   $ 23,539    $ 13,991    $ 12,034
Interest portion of rental expense       1,391        451         722         226
Interest expense relating to
  guaranteed debt of 50%-or-less-
  owned affiliates                           -        106           -           -
                                      --------   --------    --------    --------
Fixed Charges                         $ 28,167   $ 24,096    $ 14,713    $ 12,260
                                      ========   ========    ========    ========
Ratio of Earnings to Fixed Charges        7.93       4.77        8.00        4.51
                                      ========   ========    ========    ========